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                                                                    Exhibit 12.1

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      Pre-Predecessor                       Predecessor                   Successor
                                --------------------------  ------------------------------------------  -----------     Successor
                                                                                                        Period from   --------------
                                Fiscal Year  Period from     Period from   Fiscal Year    Period from   January 7,      Period from
                                   Ended     April 1, 2002  June 28, 2002     Ended     March 29, 2004      2005      March 28, 2005
                                 March 31,    to June 27,    to March 30,   March 28,    to January 6,  to March 27,   to March 26,
                                    2002          2002           2003          2004          2005           2005           2006
                                -----------  -------------  -------------  -----------  --------------  ------------  --------------
(dollars in thousands)
EARNINGS
Income (loss) before expense
   (benefit) for income taxes     $ 9,370        $(537)        $(1,274)       $2,959        $ 7,775       $(5,313)       $(17,173)
Plus: fixed charges                   900          210           4,953         6,022          7,990         4,913          29,697
                                  -------        -----         -------        ------        -------       -------        --------
                                  $10,270        $(327)        $ 3,679        $8,981        $15,765       $  (400)       $ 12,524
                                  -------        -----         -------        ------        -------       -------        --------

FIXED CHARGES
Gross interest expense                 88           (6)          4,305         5,114          7,247         4,716          28,561
Estimate of interest within
   operating leases                   812          216             648           908            743           197           1,136
                                  -------        -----         -------        ------        -------       -------        --------
                                  $   900        $ 210         $ 4,953        $6,022        $ 7,990       $ 4,913        $ 29,697
                                  -------        -----         -------        ------        -------       -------        --------

Ratio of earnings to fixed
   charges                           11.4x         (A)             (B)           1.5x           2.0x          (C)             (D)

------------

(A) Due to the Company's net loss in the period from April 1, 2002 to June 27, 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $0.5 million to achieve a coverage of 1:1.

(B) Due to the Company's net loss in the period from June 28, 2002 to March 30, 2003, the ratio coverage was less than 1:1. The Company must generate additional earnings of $1.3 million to achieve a coverage of 1:1.

(C) Due to the Company's net loss in the period from January 7, 2005 to March 27, 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $5.3 million to achieve a coverage of 1:1.

(D) Due to the Company's net loss in the fiscal year ended March 26, 2006, the ratio coverage was less than 1:1. The Company must generate additional earnings of $17.2 million to achieve a coverage of 1:1.